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                                                                    EXHIBIT 23.2

                      CONSENT OF COOPERS & LYBRAND, L.L.P.

    We consent to the incorporation by reference in the registration statement
of Mid-Peninsula Bancorp on form S-4 (File No. 333-     ) of our report dated
January 26, 1996, on our audits of the consolidated financial statements of Cupertino National Bancorp and Subsidiary as of December 31, 1995 and 1994 and for the years ended December 31, 1995 and 1994, which report is incorporated by reference in the Annual Report on Form 10-K. We also consent to the reference to our firm under the heading "Experts".

    We also consent to the reference to our report on the consolidated financial statements of San Mateo County Bancorp as of and for the year ended December 31, 1993 under the heading "Experts".

San Francisco, California
August 21, 1996